EXHIBIT 10.2

LOAN OBLIGATION MANAGEMENT AGREEMENT

This Loan Obligation Management Agreement, dated as of August 24, 2017 (this “Agreement”), is entered into by and between ARBOR REALTY COMMERCIAL REAL ESTATE NOTES 2017-FL2, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (together with successors and assigns permitted hereunder, the “Issuer”), and ARBOR REALTY COLLATERAL MANAGEMENT, LLC, a limited liability company organized under the laws of the State of Delaware (together with its successors and assigns, the “Loan Obligation Manager” or “ARCM”).  Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture, dated as of the date hereof (the “Indenture”), by and among the Issuer, Arbor Realty Commercial Real Estate Notes 2017-FL2, LLC, as co-issuer (the “Co-Issuer”), U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent and notes registrar, and Arbor Realty SR, Inc., as advancing agent.

WHEREAS, the Issuer desires to engage the Loan Obligation Manager to provide the services described herein and the Loan Obligation Manager desires to provide such services;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

1.                                      Management Services.  The Loan Obligation Manager is hereby appointed as the Issuer’s exclusive agent to provide the Issuer with certain services in relation to the Assets specified herein and in the Indenture.  Accordingly, the Loan Obligation Manager accepts such appointment and shall provide the Issuer with the following services (in accordance with all applicable requirements of the Indenture, the Servicing Agreement and this Agreement, including, without limitation, the Loan Obligation Management Standard):

(a)                                 determining specific Loan Obligations, Additional Loan Obligations and Replacement Loan Obligations to be purchased and the timing of such purchases, as permitted by the Indenture;

(b)                                 determining specific Eligible Investments to be purchased or sold and the timing of such purchases and sales, in each case, as permitted by the Indenture;

(c)                                  effecting or directing the purchase of Loan Obligations, any loan conditionally designated for purchase (each a “Targeted Additional Loan Obligation”), Additional Loan Obligations during the Post-Closing Acquisition Period and Eligible Investments, effecting or directing the sale of Loan Obligations and Eligible Investments, and directing the investment or reinvestment of proceeds therefrom in Replacement Loan Obligations, in each case, as permitted by the Indenture.  In addition, in the event that the Loan Obligation Manager determines that a Targeted Additional Loan Obligation may not close during the Post-Closing Acquisition Period, or decides not to acquire such Loan Obligation, the Loan Obligation Manager on behalf of the Issuer may use such funds credited to the Unused Proceeds Account to be used to acquire such Loan Obligation to acquire Additional Loan Obligations during the Post-Closing Acquisition Period that satisfy the Eligibility Criteria as permitted by the Indenture;

(d)                                 negotiating with issuers of Loan Obligations as to proposed modifications or waivers of the documentation governing such Loan Obligations;

(e)                                  taking action, or advising the Trustee with respect to actions to be taken, with respect to the Issuer’s exercise of any rights (including, without limitation, voting rights, tender rights and rights arising in connection with the bankruptcy or insolvency of an issuer of a Loan Obligation or the consensual or non-judicial restructuring of the debt or equity of an issuer of a Loan Obligation) or remedies in connection with Loan Obligations and Eligible Investments, as provided in the related Underlying Instruments, and participating in the committees or other groups formed by creditors of an issuer of any Loan Obligation, or taking any other action with respect to Loan Obligations and Eligible Investments which the Loan Obligation Manager determines, in accordance with the Loan Obligation Management Standard (and subject to the applicable provisions of the Servicing Agreement), is in the best interests of all of the Noteholders in accordance with and as permitted by the terms of the Indenture;

(f)                                   consulting with each Rating Agency at such times as may be reasonably requested by any Rating Agency in compliance with Section 19 of this Agreement and providing each Rating Agency with any information reasonably requested in connection with such Rating Agency’s maintenance of its ratings of the Notes and their assigning credit indicators to prospective Loan Obligations, if applicable, and estimating the ratings that such Rating Agency would assign to prospective Loan Obligations, as permitted or required under the Indenture;

(g)                                  determining whether specific Loan Obligations are Credit Risk Obligations or Defaulted Obligations and determining whether such Loan Obligations, and any other Loan Obligations that are permitted or required to be sold pursuant to the Indenture, should be sold, and directing the Trustee to effect a disposition of any such Loan Obligations, subject to, and in accordance with the Indenture;

(h)                                 (i) monitoring the Assets on an ongoing basis, (ii) determining the As-Stabilized DSCR and As-Stabilized LTV of each Loan Obligation in accordance with the Indenture, (iii) determining the market value of any Collateral Obligation in connection with determining the Calculation Amount when required pursuant to the Indenture and (iv) providing or causing to be provided to the Issuer and/or the other parties specified in the Indenture all reports, schedules and certificates which relate to the Assets and which the Issuer is required to prepare and deliver under the Indenture, which are not prepared and delivered by the Trustee on behalf of the Issuer under the Indenture, in the form and containing all information required thereby (including, in the case of the Monthly Reports and the Notes Valuation Reports providing the information to the Trustee as specified in Section 10.10 of the Indenture in sufficient time for the Trustee to prepare the Monthly Report and the Note Valuation Report) and, if applicable, in sufficient time for the Issuer to review such required reports and schedules and to deliver them to the parties entitled thereto under the Indenture;

(i)                                     managing the Issuer’s investments in accordance with the Indenture, including the limitations relating to the Eligibility Criteria, the Note Protection Tests, the

Replacement Criteria and the other requirements of the Indenture and taking action that the Loan Obligation Manager deems appropriate and consistent with the Indenture, the Loan Obligation Management Standard, the applicable provisions of the Servicing Agreement and the standard of care set forth herein with respect to any portion of the Assets that does not constitute Loan Obligations or Eligible Investments;

(j)                                    providing notification, in writing, to the Trustee and the Issuer upon receiving actual notice that a Loan Obligation is subject to an Offer, has become a Defaulted Obligation or a Credit Risk Obligation or has suffered an appraisal reduction;

(k)                                 providing notification, in writing, to the Trustee, the Holders of the Notes, the Rating Agencies and the Issuer upon becoming actually aware of a Default or an Event of Default under the Indenture;

(l)                                     determining (in its sole discretion but subject to the Indenture) whether, in light of the composition of Loan Obligations, general market conditions and other factors considered pertinent by the Loan Obligation Manager, investments in replacement Loan Obligations would, at any time during the Replacement Period, either be impractical or not beneficial to the Holder of the Preferred Shares;

(m)                             taking reasonable action on behalf of the Issuer to effect any Optional Redemption, any Tax Redemption or any Clean-up Call in accordance with the Indenture;

(n)                                 monitoring the ratings of the Loan Obligations and the Issuer’s compliance with the covenants by the Issuer in the Indenture;

(o)                                 making such determinations, exercising such rights and taking such actions, on behalf of the Issuer, as the Loan Obligation Manager is authorized to do under the Indenture, the Servicing Agreement or this Agreement;

(p)                                 complying with the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the Issuer;

(q)                                 in order to render the Securities eligible for resale pursuant to Rule 144A under the Securities Act, while any of such Securities remain outstanding, making available, upon request, to any Holder or prospective purchaser of such Securities, additional information regarding the Issuer and the Assets if such information is reasonably available to the Loan Obligation Manager and constitutes Rule 144A Information required to be furnished by the Issuer pursuant to Section 7.13 of the Indenture, unless the Issuer furnishes information to the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13 or Section 15(d) of the Exchange Act;

(r)                                    the Loan Obligation Manager may, subject to and in accordance with the Indenture and this Agreement, in its capacity as the Loan Obligation Manager, direct the Issuer to establish a Permitted Subsidiary and such Permitted Subsidiary may acquire, retain, sell or otherwise dispose of any Sensitive Asset in accordance with the Indenture and this Agreement;

(s)                                   upon reasonable request, assisting the Trustee or the Issuer with respect to such actions to be taken after the Closing Date, as is necessary to maintain the clearing and transfer of the Notes through DTC; and

(t)                                    in accordance with the Loan Obligation Management Standard (but subject to the applicable provisions of the Servicing Agreement), enforcing the rights of the Issuer as holder of the Loan Obligations, including, without limitation, taking such action as is necessary to enforce the Issuer’s rights with respect to remedies related to breaches of representations, warranties or covenants in the Underlying Instruments for the benefit of the Issuer.

In furtherance of the foregoing, the Issuer hereby appoints the Loan Obligation Manager the Issuer’s true and lawful agent and attorney-in-fact, with full power of substitution and full authority in the Issuer’s name, place and stead and without any necessary further approval of the Issuer, in connection with the performance of the Loan Obligation Manager’s duties provided for in this Agreement, including the following powers: (i) to buy, sell, exchange, and convert Loan Obligations and Eligible Investments, and (ii) to execute (under hand, under seal or as a deed) and deliver all necessary and appropriate documents and instruments on behalf of the Issuer to the extent necessary or appropriate to perform the services referred to in (a) through (t) above of this Section 1 and under the Indenture.  The foregoing power of attorney is a continuing power, coupled with an interest, and shall remain in full force and effect until revoked by the Issuer in writing by virtue of the termination of this Agreement pursuant to Section 12 hereof or an assignment of this Agreement pursuant to Section 17 hereof; provided that any such revocation shall not affect any transaction initiated prior to such revocation.  Nevertheless, if so requested by the Loan Obligation Manager or a purchaser of a Loan Obligation or Eligible Investment, the Issuer shall ratify and confirm any such sale or other disposition by executing and delivering to the Loan Obligation Manager or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

In performing its duties hereunder, the Loan Obligation Manager shall endeavor, subject to the provisions of this Agreement and the Indenture, to manage the Assets in a manner that will (i) permit a timely performance of all payment obligations of the Issuer under the Indenture and (ii) subject to such objective, optimize the returns to the Holders of the Securities.  The Loan Obligation Manager does not hereby guarantee that sufficient funds will be available on each Payment Date to satisfy any such payment obligations.  The Loan Obligation Manager agrees that it shall perform its obligations hereunder and under the Indenture in accordance with reasonable care and in good faith, using a degree of skill and attention no less than that which it (i) exercises with respect to comparable assets that it manages for itself and (ii) exercises with respect to comparable assets that it manages for others, and in a manner consistent with the practices and procedures then in effect followed by reasonable and prudent institutional managers of national standing relating to assets of the nature and character of the Assets, except as expressly provided in this Agreement or in the Indenture and without regard to any conflicts of interest to which it may be subject (the “Loan Obligation Management Standard”).  In addition, the Loan Obligation Manager shall use its best efforts to ensure that (i) inquiries are made, to the extent practicable, from sources normally available to it, with respect to the occurrence of any default or event of default in respect of any Loan Obligation under any Underlying Instrument and (ii) commitments to purchase Loan Obligations and Eligible

Investments are made by the Loan Obligation Manager only if, in the Loan Obligation Manager’s best judgment at the time of such commitment, payment at settlement in respect of any such purchase could be made without any breach or violation of, or default under, the terms of the Indenture or this Agreement.  The Loan Obligation Manager shall comply with and perform all the duties and functions that have been specifically delegated to the Loan Obligation Manager under the Indenture (including those duties and functions described in Section 5.5(a)(iii) of the Indenture).  The Loan Obligation Manager shall be bound to follow any amendment, supplement or modification to the Indenture of which it has received written notice at least 10 Business Days prior to the execution and delivery thereof by the parties thereto; provided, however, that with respect to any amendment, supplement, modification or waiver to the Indenture which may affect the Loan Obligation Manager, the Loan Obligation Manager shall not be bound thereby (and the Issuer agrees that it will not permit any such amendment, supplement, modification or waiver to become effective) unless the Loan Obligation Manager has been given prior written notice thereof and gives its written consent thereto (which consent shall not be unreasonably withheld) to the Trustee and the Issuer prior to the effectiveness thereof.

The Loan Obligation Manager shall take all actions reasonably requested by the Trustee to facilitate the perfection of the Trustee’s security interest in the Assets pursuant to the Indenture.

So long as any of the Notes are Outstanding, with respect to any Loan Obligation that by its terms permits the conversion from a LIBOR-based interest rate to a fixed interest rate, the Loan Obligation Manager shall not consent or agree to convert such Loan Obligation from a LIBOR-based interest rate to a fixed interest rate.

2.                                      Delegation of Duties.  The Loan Obligation Manager may delegate its obligations as Loan Obligation Manager to another person and the Loan Obligation Manager may enter into arrangements pursuant to which the Loan Obligation Manager’s Affiliates or third parties may perform certain services on behalf of the Loan Obligation Manager, but (i) such arrangements will not relieve the Loan Obligation Manager from any of its duties or obligations hereunder as a result of such delegation to or employment of third parties, (ii) the Loan Obligation Manager shall be solely responsible for the fees and expenses payable to any such third party, except as set forth in Section 6 hereof, and (iii) such delegation does not constitute an “assignment” under the Advisers Act.

3.                                      Purchase and Sale Transactions; Brokerage.

(a)                                 The Loan Obligation Manager shall use reasonable efforts to obtain the best prices and executions for all orders placed with respect to the Assets, considering all reasonable circumstances, including, if applicable, the conditions or terms of early redemption of the Securities, it being understood that the Loan Obligation Manager has no obligation to obtain the lowest prices available.  Subject to the objective of obtaining best prices and executions, the Loan Obligation Manager may take into consideration all factors the Loan Obligation Manager reasonably determines to be relevant, including, without limitation, timing, general relevant trends and research and other brokerage services and support equipment and services related thereto furnished to the Loan Obligation Manager or its Affiliates by brokers and dealers in compliance with Section 28(e) of the Exchange Act or, if Section 28(e) of the Exchange Act is not applicable, in accordance with the provisions set forth herein.  Such services may be used in connection with the other advisory activities or investment operations of the Loan Obligation Manager and/or its Affiliates.  In addition, subject to the objective of obtaining best prices and executions, the Loan Obligation Manager may take into account available prices, rates of brokerage commissions and size and difficulty of the order, in addition to other relevant factors (such as, without limitation, execution capabilities, reliability (based on total trading rather than individual trading), integrity, financial condition in general, execution and operational capabilities of competing brokers and/or dealers, and the value of the ongoing relationship with such brokers and/or dealers), without having to demonstrate that such factors are of a direct benefit to the Issuer in any specific transaction.  The Issuer acknowledges that the determination by the Loan Obligation Manager of any benefit to the Issuer is subjective and represents the Loan Obligation Manager’s evaluation at the time that the Issuer will be benefited by relatively better purchase or sales prices, lower brokerage commissions and beneficial timing of transactions or a combination of these and other factors.

The Loan Obligation Manager may aggregate sales and purchase orders of securities placed with respect to the Assets with similar orders being made simultaneously for other accounts managed by the Loan Obligation Manager or with accounts of the Affiliates of the Loan Obligation Manager if, in the Loan Obligation Manager’s reasonable judgment, such aggregation will not have an adverse effect on the Issuer.  When any aggregate sales or purchase orders occur, the objective of the Loan Obligation Manager (and any of its Affiliates involved in such transactions) shall be to allocate the executions among the accounts in a fair and equitable manner and generally to seek to allocate securities available for investment to all such accounts pro rata in proportion to the optimum amount sought by the Loan Obligation Manager for each respective account.  Investment opportunities and the purchases or sales of instruments shall be allocated in a manner believed by the Loan Obligation Manager to be fair and equitable, taking into consideration, among other relevant factors, the differing investment objectives of the Issuer and the Loan Obligation Manager’s other clients, the amount of capital available, the Eligibility Criteria set forth in the Indenture and in any governing documents relating to the Loan Obligation Manager’s other clients, the maturity of the account and the exposure to similar or offsetting positions.  The Loan Obligation Manager, whenever possible, will average the prices paid or received by all such clients (including the Issuer) whenever particular positions are acquired or disposed of at the same time.  Circumstances may arise, however, in which such an allocation could have adverse effects upon the Issuer or the other clients of the Loan Obligation Manager with respect to the price or size of positions obtainable or saleable.

All purchases and sales of Eligible Investments and Loan Obligations by the Loan Obligation Manager on behalf of the Issuer shall be conducted in compliance with all applicable laws (including, without limitation, Section 206(3) of the Advisers Act) and the terms of the Indenture.  After (and excluding) the Closing Date, the Loan Obligation Manager shall cause any purchase or sale of any Loan Obligation or Eligible Investment to be conducted on an arm’s-length basis or, if applicable, in compliance with Section 3(b) hereof.  The parties hereto acknowledge and agree that all purchases of Eligible Investments and Loan Obligations by the Loan Obligation Manager on behalf of the Issuer on the Closing Date (including, without limitation, all such purchases from Affiliates of the Loan Obligation Manager) in a manner contemplated by the Offering Memorandum, dated August 7, 2017, related to the Notes (or any supplement thereto) are hereby approved.

Notwithstanding the foregoing or anything to contrary contained herein or in the Indenture, in no event shall the Loan Obligation Manager purchase or sell an Eligible Investment or a Loan Obligation for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

(b)                                 The Loan Obligation Manager, subject to and in accordance with the Indenture, may effect direct trades between the Issuer and the Loan Obligation Manager or any of its Affiliates, acting as principal (any such transaction, a “Restricted Transaction”); provided, however, that a Restricted Transaction after (and excluding) the Closing Date, other than (x) Credit Risk/Defaulted Obligation Cash Purchases and (y) sales of Assets in connection with a redemption of the Notes pursuant to Article 9 of the Indenture, may be effected only (i) upon disclosure to and with the prior consent of an advisory committee containing at least one member independent from the Loan Obligation Manager (whose affirmative vote will be required to grant such consent) that has been appointed from time to time as needed by the Issuer (the “Advisory Committee”) and based on the Advisory Committee’s determination that such transaction is on terms substantially as favorable to the Issuer as would be the case if a such transaction were effected with Persons not so affiliated with the Loan Obligation Manager or any of its Affiliates and (ii) subject to a requirement that the purchase price in respect of any Loan Obligation acquired by the Issuer from a Seller pursuant to such a direct trade may not exceed the Principal Balance thereof plus accrued and unpaid interest thereon. The Advisory Committee, if any, shall be formed subject to the Advisory Committee Guidelines attached hereto as Exhibit A (the “Advisory Committee Guidelines”).  The Issuer consents and agrees that, if any transaction relating to the Issuer, including any transaction effected between the Issuer and the Loan Obligation Manager or its Affiliates, shall be subject to the disclosure and consent requirements of Section 206(3) of the Advisers Act, such requirements shall be satisfied with respect to the Issuer and all Holders of the Securities if disclosure shall be given to, and consent obtained from, the Advisory Committee.  For avoidance of doubt, it is hereby understood and agreed by the parties hereto that no disclosure to, or consent of, the Advisory Committee shall be required with respect to (x) Credit Risk/Defaulted Obligation Cash Purchases and (y) sales of Assets in connection with a redemption of the Notes pursuant to Article 9 of the Indenture.

4.                                      Representations and Warranties of the Issuer.  The Issuer represents and warrants to the Loan Obligation Manager that:

(a)                                 the Issuer (i) has been duly incorporated and registered as an exempted company and is validly existing under the laws of the Cayman Islands; (ii) has full power and authority to own the Issuer’s assets and the securities proposed to be owned by the Issuer and included among the Assets and to transact the business for which the Issuer was incorporated; (iii) is duly qualified under the laws of each jurisdiction where the Issuer’s ownership or lease of property or the conduct of the Issuer’s business requires or the performance of the Issuer’s obligations under this Agreement and the Indenture would require such qualification, except for failures to be so qualified that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Issuer or the ability of the Issuer to perform its obligations under, or on the validity or enforceability of, this Agreement and the

Indenture; and (iv) has full power and authority to execute, deliver and perform the Issuer’s obligations hereunder and thereunder;

(b)                                 this Agreement and the Indenture have been duly authorized, executed and delivered by the Issuer and constitute legal, valid and binding agreements enforceable against the Issuer in accordance with their terms except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(c)                                  no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other Person is required for the performance by the Issuer of its duties hereunder or under the Indenture, except those that may be required under state securities or “blue sky” laws or the applicable laws of any jurisdiction outside of the United States, and such as have been duly made or obtained;

(d)                                 neither the execution, delivery and performance of this Agreement or the Indenture nor the performance by the Issuer of its duties hereunder or under the Indenture (i) conflicts with or will violate or result in a default under the Issuer’s Governing Documents or any material contract or agreement to which the Issuer is a party or by which it or its assets may be bound, or any law, decree, order, rule, or regulation applicable to the Issuer of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having jurisdiction over the Issuer or its properties, or (other than as contemplated or permitted by the Indenture) will result in a lien on any of the property of the Issuer and (ii) would have a material adverse effect upon the ability of the Issuer to perform its duties under this Agreement or the Indenture;

(e)                                  the Issuer and its Affiliates are not in violation of any federal, state or Cayman Islands laws or regulations, and there is no charge, investigation, action, suit or proceeding before or by any court or regulatory agency pending or, to the best knowledge of the Issuer, threatened that, in any case, would have a material adverse effect upon the ability of the Issuer to perform its duties under this Agreement or the Indenture;

(f)                                   the Issuer is not an “investment company” under the Investment Company Act; and

(g)                                  the assets of the Issuer do not and will not at any time constitute the assets of any plan subject to the fiduciary responsibility provisions of ERISA or of any plan subject to Section 4975 of the Code.

5.                                      Representations and Warranties of the Loan Obligation Manager.  The Loan Obligation Manager represents and warrants to the Issuer that:

(a)                                 the Loan Obligation Manager (i) has been duly organized, is validly existing and is in good standing under the laws of the State of Delaware; (ii) has full power and authority to own the Loan Obligation Manager’s assets and to transact the business in which it is currently engaged; (iii) is duly qualified and in good standing under the laws of each jurisdiction where the Loan Obligation Manager’s ownership or lease of property or the conduct of the Loan Obligation Manager’s business requires, or the performance of this Agreement and the Indenture would require, such qualification, except for failures to be so qualified that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Loan Obligation Manager or the ability of the Loan Obligation Manager to perform its obligations under, or on the validity or enforceability of, this Agreement and the provisions of the Indenture applicable to the Loan Obligation Manager; and (iv) has full power and authority to execute, deliver and perform this Agreement and the Loan Obligation Manager’s obligations hereunder and the provisions of the Indenture applicable to the Loan Obligation Manager;

(b)                                 this Agreement has been duly authorized, executed and delivered by the Loan Obligation Manager and constitutes a legal, valid and binding agreement of the Loan Obligation Manager, enforceable against it in accordance with the terms hereof, except that the enforceability hereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(c)                                  neither the Loan Obligation Manager nor any of its Affiliates is in violation of any federal or state securities law or regulation promulgated thereunder that would have a material adverse effect upon the ability of the Loan Obligation Manager to perform its duties under this Agreement or the Indenture, and there is no charge, investigation, action, suit or proceeding before or by any court or regulatory agency pending or, to the best knowledge of the Loan Obligation Manager, threatened which could reasonably be expected to have a material adverse effect upon the ability of the Loan Obligation Manager to perform its duties under this Agreement or the Indenture;

(d)                                 neither the execution and delivery of this Agreement nor the performance by the Loan Obligation Manager of its duties hereunder or under the Indenture conflicts with or will violate or result in a breach or violation of any of the terms or provisions of, or constitutes a default under:  (i) the limited liability company agreement of the Loan Obligation Manager, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other agreement, obligation, condition, covenant or instrument to which the Loan Obligation Manager is a party or is bound, (iii) any law, decree, order, rule or regulation applicable to the Loan Obligation Manager of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having jurisdiction over the Loan Obligation Manager or its properties, and which would have, in the case of any of (i), (ii) or (iii) of this Section 5(d), either individually or in the aggregate, a material adverse effect on the business, operations, assets or financial condition of the Loan Obligation Manager or the ability of the Loan Obligation Manager to perform its obligations under this Agreement or the Indenture;

(e)                                  no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other Person is required for the performance by the Loan Obligation Manager of its duties hereunder and under the Indenture, except such as have been duly made or obtained;

(f)                                   the Section entitled “The Loan Obligation Manager” in the Offering Memorandum, as of the date thereof (including as of the date of any supplement thereto) and as of the Closing Date, does not contain any untrue statement of a material fact and does not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(g)                                  the Loan Obligation Manager is a registered investment adviser under the Advisers Act.

6.                                      Expenses.  Both parties hereto acknowledge and agree that a portion of the gross proceeds received from the issuance and sale of the Securities will be used to pay certain organizational and structuring fees and expenses of the Co-Issuers, including the legal fees and expenses of counsel to the Loan Obligation Manager.  The Loan Obligation Manager shall pay all expenses and costs incurred by it in the course of performing its obligations under this Agreement; provided, however, that the Loan Obligation Manager shall not be liable for, and (subject to the Priority of Payments set forth in the Indenture and to the extent funds are available therefor) the Issuer shall be responsible for the payment of, reasonable expenses and costs of (i) independent accountants, consultants and other advisers retained by the Issuer or by the Loan Obligation Manager on behalf of the Issuer in connection with the services provided by the Loan Obligation Manager pursuant to clause (c), (d), (e), (f), (m), (n), (q) or (r) of Section 1 hereof, (ii) legal advisers retained by the Issuer or by the Loan Obligation Manager on behalf of the Issuer in connection with the services provided by the Loan Obligation Manager pursuant to clause (c), (d), (e), (f), (m), (n), (o), (q), (r) or (t) of Section 1 hereof and (iii) reasonable travel expenses (airfare, meals, lodging and other transportation) undertaken in connection with the performance by the Loan Obligation Manager of its duties pursuant to this Agreement or pursuant to the Indenture and for an allocable share of the cost of certain credit databases used by the Loan Obligation Manager in providing services to the Issuer under this Agreement.

7.                                      Fees.

(a)                                 ARCM, in its capacity as the Loan Obligation Manager and acting in its sole discretion, hereby waives any and all Loan Obligation Manager Fees payable to it or any of its Affiliates for so long as it or any of its Affiliates act in the capacity as Loan Obligation Manager hereunder.

(b)                                 Any successor Loan Obligation Manager may determine to waive, reduce or defer the Loan Obligation Manager Fees payable to it (without interest thereon) by written notice to the Trustee on or prior to the Determination Date in which such waiver, reduction or deferral applies.  Any Loan Obligation Manager Fees (x) so reduced or waived, shall be reduced or waived permanently and (y) so deferred, shall not accrue interest.

(c)                                  Each successor Loan Obligation Manager that is not an affiliate of ARCM shall receive as compensation for the performance of its obligations as Loan Obligation Manager hereunder and under the Indenture, to the extent not waived pursuant to clause (b) above, a fee, payable monthly in arrears on each Payment Date in accordance with the Priority of Payments, equal to 0.10% per annum of the Net Outstanding Portfolio Balance (the “Loan Obligation Manager Fee”).  Each Loan Obligation Manager Fee will be calculated for each Interest Accrual

Period assuming a 360-day year with 12 thirty-day months.  The Loan Obligation Manager Fee, if any, will be calculated based on the Net Outstanding Portfolio Balance for such Payment Date to the extent funds are available as of the first day of the applicable Interest Accrual Period.  If on any Payment Date there are insufficient funds to pay such fees (and/or any other amounts due and payable to the Loan Obligation Manager) in full, in accordance with the Priority of Payments, the amount not so paid shall be deferred and such amounts shall be payable on such later Payment Date on which funds are available therefor as provided in the Priority of Payments set forth in the Indenture.  Any accrued and unpaid Loan Obligation Manager Fee that is deferred due to the operation of the Priority of Payments shall accrue interest at a per annum rate equal to LIBOR in effect for the applicable Interest Accrual Period computed on an actual/360-day basis and shall be paid as a Company Administrative Expense.  The Loan Obligation Manager hereby agrees not to cause the filing of a petition in bankruptcy against the Issuer for the nonpayment to the Loan Obligation Manager of any amounts due it hereunder except in accordance with Section 18 hereof and, subject to the provisions of Section 12, to continue to serve as Loan Obligation Manager.  If this Agreement is terminated pursuant to Section 12 hereof or otherwise, the accrued fees payable to the Loan Obligation Manager, if any, shall be prorated for any partial periods between the Payment Dates during which this Agreement was in effect and shall be due and payable on the first Payment Date following the date of such termination, together with all expenses payable to the Loan Obligation Manager in accordance with Section 6 hereof, and subject to the provisions of the Indenture and the Priority of Payments.

8.                                      Non-Exclusivity.  Nothing herein shall prevent the Loan Obligation Manager or any of its Affiliates from engaging in any other businesses or providing investment management, advisory or other types of services to any Persons, including the Issuer, the Trustee and the Noteholders; provided, however, that the Loan Obligation Manager may not take any of the foregoing actions which the Loan Obligation Manager knows or reasonably should know (a) would require the Issuer or the Assets to register as an “investment company” under the Investment Company Act or (b) would with respect to the Issuer violate any provisions of federal or state law applicable to the Loan Obligation Manager or any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer.

9.                                      Conflicts of Interest.

(a)                                 After (but excluding) the Closing Date and the sales by Affiliates of the Loan Obligation Manager of Loan Obligations to the Issuer on the Closing Date (and except in the case of Credit Risk/Defaulted Obligation Cash Purchases and sales of Assets in connection with a redemption of the Notes pursuant to Article 9 of the Indenture), the Loan Obligation Manager will not cause the Issuer to enter into any transaction with the Loan Obligation Manager or any of its Affiliates as principal unless the applicable terms and conditions set forth in Section 3(b) are complied with.

(b)                                 The Loan Obligation Manager shall perform its obligations hereunder in accordance with the requirements of the Advisers Act and the Indenture.  The Issuer acknowledges (i) that an Affiliate of the Loan Obligation Manager will acquire on the Closing Date 100% of the Preferred Shares and the Ordinary Shares, (ii) that Affiliates of the Loan Obligation Manager will sell Loan Obligations to the Issuer on or prior to the Closing Date, and (iii) that the Loan Obligation Manager, its Affiliates and funds or accounts for which the Loan

Obligation Manager or its Affiliates acts as investment adviser may at times own Notes of one or more Classes.  After the Closing Date, the Loan Obligation Manager agrees to provide the Trustee with written notice upon the acquisition or transfer (after, but excluding, the Closing Date) of any Securities held by the Loan Obligation Manager, any of its Affiliates or any fund managed or controlled by the Loan Obligation Manager or any Affiliate thereof.

(c)                                  Nothing herein shall prevent the Loan Obligation Manager or any of its Affiliates or officers and directors of the Loan Obligation Manager from engaging in other businesses, or from rendering services of any kind to the Issuer and its Affiliates, the Trustee, the Holders or any other Person.  Without prejudice to the generality of the foregoing, directors, officers, employees and agents of the Loan Obligation Manager, Affiliates of the Loan Obligation Manager, and the Loan Obligation Manager may, subject to the Indenture, among other things:

(i)                                     serve as directors (whether supervisory or managing), officers, employees, partners, members, managers, agents, nominees or signatories for the Issuer or any Affiliate thereof, or for any obligor in respect of any of the Loan Obligations or Eligible Investments, or any of their respective Affiliates, except to the extent prohibited by their respective Underlying Instruments, as from time to time amended; provided that (x) in the reasonable judgment of the Loan Obligation Manager, such activity will not have an adverse effect on the ability of the Issuer or the Trustee to enforce its respective rights with respect to any Assets and (y) nothing in this paragraph shall be deemed to limit the duties of the Loan Obligation Manager set forth in Section 1 hereof;

(ii)                                  serve as the Servicer pursuant to the Servicing Agreement or Advancing Agent pursuant to the Indenture;

(iii)                               receive fees for services of whatever nature rendered to an obligor in respect of any of the Loan Obligations or Eligible Investments, including acting as master servicer, sub-servicer or special servicer with respect to any commercial mortgage loan or senior participation interest therein constituting or underlying any Loan Obligation; provided that, (i) in the reasonable judgment of the Loan Obligation Manager, such activity will not have a material adverse effect on the ability of the Issuer or the Trustee to enforce its respective rights with respect to any of the Assets and (ii) in the reasonable judgment of the Loan Obligation Manager, such activity by any Affiliate of the Loan Obligation Manager as to which the Loan Obligation Manager has actual knowledge, will not have a material adverse effect on the ability of the Issuer or the Trustee to enforce its respective rights with respect to any of the Assets;

(iv)                              be retained to provide services unrelated to this Agreement to the Issuer or its Affiliates and be paid therefor;

(v)                                 be a secured or unsecured creditor of, or hold an equity interest in the Issuer, its Affiliates or any obligor of any Loan Obligation or Eligible Investment; provided, however, that the Loan Obligation Manager may not be such a creditor or hold any of such interests  if, in the opinion of counsel to the Issuer, the existence of such interest would require registration of the Issuer or the pool of Loan Obligations and

Eligible Investments as an “investment company” under the Investment Company Act or violate any provisions of federal or applicable state law or any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer;

(vi)                              except as otherwise provided in this Section 9, sell any Loan Obligation or Eligible Investment to, or purchase any Loan Obligation from, the Issuer while acting in the capacity of principal or agent; and

(vii)                           subject to its obligations in Section 1 hereof to protect the Holder of the Preferred Shares, serve as a member of any “creditors’ board” with respect to any Defaulted Obligation, Eligible Investment or with respect to any commercial mortgage loan underlying or constituting any Loan Obligation or the respective borrower for any such commercial mortgage loan.

It is understood that the Loan Obligation Manager and any of its Affiliates may engage in any other business and furnish investment management and advisory services to others, including Persons that may have investment policies similar to those followed by the Loan Obligation Manager with respect to the Assets and that may own instruments of the same class, or of the same type, as the Loan Obligations or other instruments of the issuers of Loan Obligations and may manage portfolios similar to the Assets.  The Loan Obligation Manager and its Affiliates shall be free, in their sole discretion, to make recommendations to others, or effect transactions on behalf of themselves or for others, which may be the same as or different from those the Loan Obligation Manager causes the Issuer to effect with respect to the Assets.

The Loan Obligation Manager and its Affiliates may cause or advise their respective clients to invest in instruments that would be appropriate as security for the Notes.  Such investments may be different from those made on behalf of the Issuer.  The Loan Obligation Manager, its Affiliates and their respective clients may have ongoing relationships with Persons whose instruments are pledged to secure the Notes and may own instruments issued by, or loans to, issuers of the Loan Obligations or to any borrower or Affiliate of any borrower on any commercial mortgage loans underlying or constituting the Loan Obligations or the Eligible Investments.  The Loan Obligation Manager and its Affiliates may cause or advise their respective clients to invest in instruments that are senior to, or have interests different from or adverse to, the instruments that are pledged to secure the Notes.

Nothing contained in this Agreement shall prevent the Loan Obligation Manager or any of its Affiliates from recommending to or directing any other account to buy or sell, at any time, securities of the same kind or class, or securities of a different kind or class of the same issuer, as those directed by the Loan Obligation Manager to be purchased or sold hereunder.  It is understood that, to the extent permitted by applicable law, the Loan Obligation Manager, its Affiliates, and any member, manager, officer, director, stockholder or employee of the Loan Obligation Manager or any such Affiliate or any member of their families or a Person advised by the Loan Obligation Manager may have an interest in a particular transaction or in securities of the same kind or class, or securities of a different kind or class of the same issuer, as those purchased or sold by the Loan Obligation Manager hereunder.  When the Loan Obligation Manager is considering purchases or sales for the Issuer and one or more of such other accounts at the same time, the Loan Obligation Manager shall allocate available investments or opportunities for sales in its discretion and make investment recommendations and decisions that may be the same as or different from those made with respect to the Issuer’s investments, in accordance with applicable law.

Subject to the Indenture and the provisions of this Agreement, the Loan Obligation Manager shall not be obligated to pursue any specific investment strategy or opportunity that may arise with respect to the Assets.

The Issuer hereby consents to the various potential and actual conflicts of interest that may exist with respect to the Loan Obligation Manager as described above; provided, however, that nothing contained in this Section 9 shall be construed as altering or limiting the duties of the Loan Obligation Manager set forth in this Agreement or in the Indenture nor the requirement of any law, rule or regulation applicable to the Loan Obligation Manager.

10.                               Records; Confidentiality.  The Loan Obligation Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by an authorized representative of the Issuer, the Trustee and the Independent accountants appointed by the Issuer pursuant to the Indenture at a mutually agreed-upon time during normal business hours and upon reasonable prior notice; provided that the Loan Obligation Manager shall not be obligated to provide access to any non-public information if the Loan Obligation Manager in good faith determines that the disclosure of such information would violate any applicable law, regulation or contractual arrangement.  The Loan Obligation Manager shall follow its customary procedures to keep confidential all information obtained in connection with the services rendered hereunder and shall not disclose any such information except (i) with the prior written consent of the Issuer (which consent shall not be unreasonably withheld), (ii) such information as the Rating Agencies shall reasonably request in connection with its rating or evaluation of the Notes and/or the Loan Obligation Manager, as applicable, (iii) as required by law, regulation, court order or the rules, regulations, or request of any regulatory or self-regulating organization, body or official (including any securities exchange on which the Notes may be listed from time to time) having jurisdiction over the Loan Obligation Manager or as otherwise required by law or judicial process, (iv) such information as shall have been publicly disclosed other than in violation of this Agreement, (v) to its members, officers, directors, and employees, and to its attorneys, accountants and other professional advisers in conjunction with the transactions described herein, (vi) such information as may be necessary or desirable in order for the Loan Obligation Manager to prepare, publish and distribute to any Person any information relating to the investment performance of the Assets, (vii) in connection with the enforcement of the Loan Obligation Manager’s rights hereunder or in any dispute or proceeding related hereto, (viii) to the Trustee and (ix) to Holders and potential purchasers of any of the Securities.

11.                               Term.  This Agreement shall become effective on the Closing Date and shall continue in full force and effect until the first of the following occurs:  (a) the payment in full of the Notes and the termination of the Indenture in accordance with its terms, (b) the liquidation of the Assets and the final distribution of the proceeds of such liquidation to the Holders of the Securities and the Issuer, or (c) the termination of this Agreement pursuant to Section 12 hereof.

12.                               Termination.  (a)  The Loan Obligation Manager may be removed upon at least 30 days’ prior written notice upon the occurrence of a Loan Obligation Manager Event of Default, by the Issuer or the Trustee, if the Holders of at least 66-2/3% in Aggregate Outstanding Amount of each Class of Notes then outstanding, give written notice to the Loan Obligation Manager, the Issuer and the Trustee directing such removal.  Notice of any such removal shall be delivered by the Trustee on behalf of the Issuer to the Rating Agencies.  The Loan Obligation Manager cannot be removed without cause.  None of the Loan Obligation Manager, its affiliates and clients and funds for whom the Loan Obligation Manager or any of its affiliates acts as investment adviser (collectively, the “Loan Obligation Manager Related Parties”) are entitled to vote the Preferred Shares or Notes held by any of the Loan Obligation Manager Related Parties with respect to the removal of the Loan Obligation Manager (or waiver of any event or circumstance constituting grounds for removal), appointment of a successor loan obligation manager following removal that is an affiliate of the Loan Obligation Manager or termination or assignment of this Agreement.  However, at any given time, the Loan Obligation Manager Related Parties may vote the Preferred Shares and Notes (if any) held by them with respect to all other matters in accordance with the applicable documents.

(b)                                 For purposes of this Agreement, a “Loan Obligation Manager Event of Default” means any of the following events:

(i)                                     the Loan Obligation Manager willfully breaches, or takes any action that it knows violates, any provision of this Agreement or any term of the Indenture applicable to the Loan Obligation Manager (not including a willful breach or knowing violation that results from a good faith dispute regarding alternative courses of action or interpretation of instructions);

(ii)                                  other than as provided under clause (i) above, the Loan Obligation Manager breaches any material provision of this Agreement or any material terms of the Indenture applicable to the Loan Obligation Manager and fails to cure such breach within 30 days after the first to occur of (A) notice of such failure is given to the Loan Obligation Manager or (B) the Loan Obligation Manager has actual knowledge of such breach;

(iii)                               the Loan Obligation Manager (A) ceases to be able to, or admits in writing the Loan Obligation Manager’s inability to, pay the Loan Obligation Manager’s debts when and as they become due, (B) files, or consents by answer or otherwise to the filing against the Loan Obligation Manager of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or takes advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (C) makes an assignment for the benefit of the Loan Obligation Manager’s creditors, (D) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Loan Obligation Manager or with respect to any substantial part of the Loan Obligation Manager’s property, or (E) is adjudicated as insolvent or to be liquidated;

(iv)                              the occurrence of an act by the Loan Obligation Manager or any of its Affiliates that constitutes fraud or criminal activity in the performance of its obligations under this Agreement or the Loan Obligation Manager or any of its respective officers or directors is indicted for a criminal offense involving an investment or investment-related business, fraud, false statements or omissions, wrongful taking of property, bribery, forgery, counterfeiting or extortion;

(v)                                 the failure of any representation, warranty, certificate or statement of the Loan Obligation Manager in or pursuant to this Agreement or the Indenture to be correct in any material respect and (A) such failure has (or could reasonably be expected to have) a material adverse effect on the Noteholders, the Issuer or the Co-Issuer and (B) if such failure can be cured, no correction is made for 45 days after the Loan Obligation Manager becomes aware of such failure or receives notice thereof from the Trustee;

(vi)                              the occurrence and continuation of any of the Events of Default described in Section 5.1(a) or 5.1(b) of the Indenture;

(vii)                           Arbor Realty Collateral Management, LLC resigns as or otherwise ceases to be the Loan Obligation Manager; or

(viii)                        the Loan Obligation Manager consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another Person and either (A) at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee Person fails to or cannot assume all the obligations of the Loan Obligation Manager under this Agreement or (B) the resulting, surviving or transferee Person lacks the legal capacity to perform the obligations of the Loan Obligation Manager hereunder and under the Indenture.

The Loan Obligation Manager shall notify the Trustee, the Rating Agencies and the Issuer in writing promptly upon becoming aware of any event that constitutes a Loan Obligation Manager Event of Default under this Section 12(b). In no event will the Trustee be required to determine whether or not a Loan Obligation Manager Event of Default has occurred for the removal of the Loan Obligation Manager.

(c)                                  Notwithstanding that it will constitute a Loan Obligation Manager Event of Default, the Loan Obligation Manager may resign, upon 90 days’ prior written notice to the Issuer, the Co-Issuer, the Trustee and the Rating Agencies; provided, however, that (i) no such termination or resignation shall be effective until the date as of which a successor Loan Obligation Manager shall have agreed in writing to assume all of the Loan Obligation Manager’s duties and obligations pursuant to this Agreement and (ii) the Issuer shall use its best efforts to appoint a successor Loan Obligation Manager to assume such duties and obligations.  Notwithstanding the foregoing, the Loan Obligation Manager shall have the right to resign without prior notice if, due to a change in any applicable law or regulation or interpretation thereof, the performance by the Loan Obligation Manager of its duties under this Agreement would adversely affect the Arbor Parent’s status as a REIT, the Issuer’s status as a Qualified REIT Subsidiary (within the meaning of Section 856(i)(2) of the Code) or other disregarded entity of Arbor Parent for U.S. federal income tax purposes (unless the Issuer has received an opinion of Clifford Chance US LLP or another nationally recognized tax counsel experienced in such matters that the Issuer will be treated as a foreign corporation that will not be treated as engaged in a trade or business in the United States for federal income tax purposes (which opinion may be conditioned on compliance with certain restrictions on the investment or other activities of the issuer and/or Loan Obligation Manager on behalf of the Issuer), or constitute a violation of such applicable law or regulation; provided, further, that no such resignation or termination will be effective unless a replacement Loan Obligation Manager is appointed as described herein.  The Issuer will use its best efforts to appoint a successor Loan Obligation Manager to assume such duties.

(d)                                 No removal, termination or resignation of the Loan Obligation Manager or termination of this Agreement shall be effective unless (A) a successor Loan Obligation Manager (a “Replacement Loan Obligation Manager”) has been appointed by the Issuer and has agreed in writing to assume all of the Loan Obligation Manager’s duties and obligations pursuant to this Agreement and (B) written notification shall have been provided in accordance with Section 12(a), (b) or (c), as applicable.  The appointment of any Replacement Loan Obligation Manager shall be subject to satisfaction of the Rating Agency Condition and each such Replacement Loan Obligation Manager (i) shall have demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Loan Obligation Manager, (ii) is legally qualified and has the capacity to act as Loan Obligation Manager, (iii) by its appointment will not cause or result in the Issuer or Co-Issuer becoming an “investment company” under the Investment Company Act, (iv) has accepted its appointment in writing and (v) by its appointment will not cause the Issuer, the Co-Issuer or the pool of Assets to become subject to income or withholding tax that would not have been imposed but for such appointment.

(e)                                  Upon the resignation or removal of the Loan Obligation Manager while any of the Notes are Outstanding, the holders of a Majority of Preferred Shareholders (excluding any Preferred Shares held by the Loan Obligation Manager Related Parties to the extent the Replacement Loan Obligation Manager is an Affiliate of the Loan Obligation Manager or the Loan Obligation Manager has been removed upon the occurrence of a Loan Obligation Manager Event of Default) will have the right to instruct the Issuer to appoint an institution identified by such Holders as Replacement Loan Obligation Manager; provided that in the event that 100% of the aggregate outstanding Preferred Shares are held by any one or more Loan Obligation Manager Related Parties and the proposed Replacement Loan Obligation Manager is an Affiliate of the Loan Obligation Manager, the holders of at least a Majority of the most junior Class of Notes not 100% owned by the Loan Obligation Manager Related Parties (excluding any Notes held by the Loan Obligation Manager Related Parties to the extent the Replacement Loan Obligation Manager is an Affiliate of the Loan Obligation Manager or the Loan Obligation Manager has been removed upon the occurrence of a Loan Obligation Manager Event of Default) may appoint an institution as replacement loan obligation manager; provided, that (A) the Issuer provides the Noteholders and the holder of the Preferred Shares notice of such proposed appointment, (B) the Holders of at least a Majority of each Class of Notes (excluding any Notes held by the Loan Obligation Manager, any Affiliate of the Loan Obligation Manager or any fund managed or controlled by the Loan Obligation Manager or any Affiliate thereof to the extent the Replacement Loan Obligation Manager is an Affiliate of the Loan Obligation Manager or the Loan Obligation Manager has been removed upon the occurrence of a Loan Obligation Manager Event of Default) do not disapprove of such institution in writing within 30 days of notice of such appointment, (C) the Rating Agency Condition has been satisfied and (D) such institution (i) has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Loan Obligation Manager, (ii) is legally qualified and has the capacity to act as Loan Obligation Manager, (iii) by its appointment will not cause or result in the Issuer or Co-Issuer becoming an investment company under the 1940 Act, (iv) has accepted its appointment in writing and (v) by its appointment will not cause the Issuer or the Co-Issuer or the pool of Assets to become subject to income or withholding tax that would not have been imposed but for such appointment.  No removal of or resignation by the Loan Obligation Manager will be effective until a successor loan obligation manager has been appointed and approved in the manner specified in the Indenture and in this Agreement.

(f)                                   In the event that the Loan Obligation Manager resigns pursuant to Section 12(c) or is terminated pursuant to Section 12(a) hereof and the Loan Obligation Manager and the Issuer have not appointed a successor prior to the day following the termination (or resignation) date specified in such notice, the Loan Obligation Manager will be entitled to appoint a successor and will so appoint a successor within 60 days thereafter, subject to the requirements set forth in Section 12(e)(D)(i) through (v).  In the event a proposed successor Loan Obligation Manager is not approved by the Holders of a Majority of each Class of Notes within 30 days of the notice of such appointment, the resigning or removed Loan Obligation Manager may petition any court of competent jurisdiction for the appointment of a successor Loan Obligation Manager, which appointment will not require the consent of, or be subject to the disapproval of, the Issuer, any Noteholder or any Holder of the Preferred Shares.  Upon expiration of the applicable notice periods with respect to termination specified in Section 12(a) or (d) hereof, and upon acceptance of such appointment by a Replacement Loan Obligation manager, all authority and power of the Loan Obligation Manager under this Agreement and the Indenture, whether with respect to the Assets or otherwise, shall automatically and without further action by any person or entity pass to and be vested in the successor Loan Obligation Manager upon the appointment thereof.

Notwithstanding any provision contained in this Agreement, the Indenture or otherwise, so long as the Loan Obligation Manager is an entity other than ARCM or any Affiliate thereof, and such entity continues to perform its obligations hereunder, the Loan Obligation Manager Fee shall continue to accrue for the benefit of the Loan Obligation Manager until termination of this Agreement under this Section 12 shall become effective as set forth herein.  In addition, the Loan Obligation Manager shall, subject to Section 6, be entitled to reimbursement of out-of-pocket expenses incurred in cooperating with the Replacement Loan Obligation Manager, including in connection with the delivery of any documents or property.  In the event that the Loan Obligation Manager is removed or resigns and a Replacement Loan Obligation Manager is appointed, such former Loan Obligation Manager (to the extent such former Loan Obligation Manager is an entity other than ARCM or any Affiliate thereof) nonetheless shall be entitled to receive payment of all unpaid Loan Obligation Manager Fees accrued through the effective date of the removal or resignation, to the extent that funds are available for that purpose in accordance with the Priority of Payments, and such payments shall rank in the Priority of Payments pari passu with the Loan Obligation Manager Fees due to the Replacement Loan Obligation Manager.

(g)                                  Upon the effective date of termination of this Agreement, the Loan Obligation Manager shall as soon as practicable:

(i)                                     deliver to the Issuer, or as the Issuer directs, all property and documents of the Trustee or the Issuer or otherwise relating to the Assets then in the custody of the Loan Obligation Manager (although the Loan Obligation Manager may keep copies of such documents for its records); and

(ii)                                  deliver to the Trustee an accounting with respect to the books and records delivered to the Issuer or the Replacement Loan Obligation Manager appointed pursuant to this Section 12 hereof.

The Loan Obligation Manager shall reasonably assist and cooperate with the Trustee and the Issuer (as reasonably requested by the Trustee or the Issuer) in the assumption of the Loan Obligation Manager’s duties by any Replacement Loan Obligation Manager as provided for in this Agreement, as applicable.  Notwithstanding such termination, the Loan Obligation Manager shall remain liable to the extent set forth herein (but subject to Section 13 hereof) for the Loan Obligation Manager’s acts or omissions hereunder arising prior to its termination as Loan Obligation Manager hereunder and for any expenses, losses, damages, liabilities, demands, charges and claims (including reasonable attorneys’ fees) in respect of or arising out of a breach of the representations and warranties made by it in Section 5 hereof or from any failure of the Loan Obligation Manager to comply with the provisions of this Section 12(g).

(h)                                 The Loan Obligation Manager agrees that, notwithstanding any termination, the Loan Obligation Manager shall reasonably cooperate in any Proceeding arising in connection with this Agreement, the Indenture or any of the Assets (excluding any such Proceeding in which claims are asserted against the Loan Obligation Manager or any Affiliate of the Loan Obligation Manager) so long as the Loan Obligation Manager shall have been offered (in its judgment) reasonable security, indemnity or other provision against the cost, expenses and liabilities that might be incurred in connection therewith, but, in any event, shall not be required to make any admission or to take any action against the Loan Obligation Manager’s own interests or the interests of other funds and accounts advised by the Loan Obligation Manager.

(i)                                     If this Agreement is terminated pursuant to Section 12(a) or (c) hereof, such termination shall be without any further liability or obligation of the Issuer or the Loan Obligation Manager to the other, except as provided in Sections 6, 7, 12 and 13 and the last sentence of Section 10 hereof.

13.                               Liability of Loan Obligation Manager.  (a)  The Loan Obligation Manager assumes no responsibility under this Agreement other than to render the services called for from the Loan Obligation Manager hereunder and under the Indenture in the manner prescribed herein and therein.  The Loan Obligation Manager and its Affiliates, and each of their respective partners, shareholders, members, managers, officers, directors, employees, agents, accountants and attorneys shall have no liability to the Noteholders, the Trustee, the Issuer, the Co-Issuer, the Placement Agent or any of their respective Affiliates, partners, shareholders, officers, directors, employees, agents, accountants and attorneys, for any error of judgment, mistake of law, or for any claim, loss, liability, damage, settlement, costs, or other expenses (including reasonable attorneys’ fees and court costs) of any nature whatsoever (collectively “Liabilities”) that arise out of or in connection with any act or omissions of the Loan Obligation Manager in the performance of its duties under this Agreement or the Indenture or for any decrease in the value of the Loan Obligations or Eligible Investments, except (i) by reason of acts or omissions constituting bad faith, willful misconduct or negligence in the performance of, or negligent disregard of, the duties of the Loan Obligation Manager hereunder and under the terms of the Indenture and (ii) with respect to the information concerning the Loan Obligation Manager under the heading “The Loan Obligation Manager” in the Offering Memorandum containing any untrue statement of material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Issuer agrees that the Loan Obligation Manager shall not be liable for any consequential, special, exemplary or punitive damages hereunder.  The breaches described in this Section 13(a)(i) and (ii) are collectively referred to for purposes of this Section 13 as “Loan Obligation Manager Breaches.”

(b)                                 The Loan Obligation Manager shall indemnify, defend and hold harmless the Issuer and each of its partners, shareholders, members, managers, officers, directors, employees, agents, accountants and attorneys (each, an “Issuer Indemnified Party”) from and against any claims that may be made against an Issuer Indemnified Party by third parties and any damages, losses, claims, liabilities, costs or expenses (including all reasonable legal and other expenses) which are incurred as a direct consequence of the Loan Obligation Manager Breaches, except for liability to which such Issuer Indemnified Party would be subject by reason of willful misconduct, bad faith, negligence in the performance of, or negligent disregard of the obligations of the Issuer hereunder and under the terms of the Indenture.

(c)                                  The Issuer shall reimburse, indemnify and hold harmless the Loan Obligation Manager, its members, managers, directors, officers, stockholders, partners, agents and employees and any Affiliate of the Loan Obligation Manager and its directors, officers, stockholders, partners, members, agents and employees (the Loan Obligation Manager and such other persons collectively, the “Loan Obligation Manager Indemnified Parties”) from any and all Liabilities, as are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation (whether or not such Loan Obligation Manager Indemnified Party is a party) caused by, or arising out of or in connection with this Agreement, the Indenture and the transactions contemplated hereby and thereby, including the issuance of the Notes, or any acts or omissions of any Loan Obligation Manager Indemnified Parties except those that are the result of Loan Obligation Manager Breaches.  Any amounts payable by the Issuer under this Section 13(c) shall be payable only subject to the Priority of Payments set forth in the Indenture and to the extent Assets are available therefor.

(d)                                 With respect to any claim made or threatened against an Issuer Indemnified Party or a Loan Obligation Manager Indemnified Party (each an “Indemnified Party”), or compulsory process or request or other notice of any loss, claim, damage or liability served upon an Indemnified Party, for which such Indemnified Party is or may be entitled to indemnification under this Section 13, such Indemnified Party shall (or, with respect to Indemnified Parties that are directors, managers, officers, stockholders, members, managers, agents or employees of the Issuer or the Loan Obligation Manager, the Issuer or the Loan Obligation Manager, as the case may be, shall cause such Indemnified Party to):

(i)                                     give written notice to the indemnifying party of such claim within ten Business Days after such Indemnified Party’s receipt of actual notice that such claim is made or threatened, which notice to the indemnifying party shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim; provided, however, that the failure of any Indemnified Party to provide such notice to the indemnifying party shall not relieve the indemnifying party of its obligations under this Section 13 unless the rights or defenses available to the Indemnified Party are materially prejudiced or otherwise forfeited by reason of such failure;

(ii)                                  at the indemnifying party’s expense, provide the indemnifying party such information and cooperation with respect to such claim as the indemnifying party may reasonably require, including making appropriate personnel available to the indemnifying party at such reasonable times as the indemnifying party may request;

(iii)                               at the indemnifying party’s expense, cooperate and take all such steps as the indemnifying party may reasonably request to preserve and protect any defense to such claim;

(iv)                              in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the indemnifying party the right, which the indemnifying party may exercise in its sole discretion and at its expense, to participate in the investigation, defense and settlement of such claim;

(v)                                 neither incur any material expense to defend against nor release or settle any such claim or make any admission with respect thereto (other than routine or incontestable admissions or factual admissions the failure to make of which would expose such Indemnified Party to unindemnified liability) nor permit a default or consent to the entry of any judgment in respect thereof, in each case without the prior written consent of the indemnifying party; and

(vi)                              upon reasonable prior notice, afford to the indemnifying party the right, in such party’s sole discretion and at such party’s sole expense, to assume the defense of such claim, including the right to designate counsel reasonably acceptable to the Indemnified Party and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such claim; provided that, if the indemnifying party assumes the defense of such claim, it shall not be liable for any fees and expenses of counsel for any Indemnified Party incurred thereafter in connection with such claim except that, if such Indemnified Party reasonably determines that counsel designated by the indemnifying party has a conflict of interest, such indemnifying party shall pay the reasonable fees and disbursements of one counsel (in addition to any local counsel) separate from such indemnifying party’s own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and provided, further, that the indemnifying party shall not have the right, without the Indemnified Party’s written consent, to settle any such claim if, in a case where the Issuer is the indemnifying party, the Issuer does not make available (in accordance with the Priority of Payments), in a segregated account available only for this purpose, the full amount required to pay any amounts due from the Indemnified Party under such settlement or, in any case, such settlement (A) arises from or is part of any criminal action, suit or proceeding, (B) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgement of, any liability or wrongdoing on the part of the Indemnified Party, (C) relates to any federal, state or local tax matters or (D) provides for injunctive relief, or other relief other than damages, which is binding on the Indemnified Party.

(e)                                  In the event that any Indemnified Party waives its right to indemnification hereunder, the indemnifying party shall not be entitled to appoint counsel to represent such Indemnified Party nor shall the indemnifying party reimburse such Indemnified Party for any costs of counsel to such Indemnified Party.

(f)                                   Nothing herein shall in any way constitute a waiver or limitation of any rights that the Issuer or the Loan Obligation Manager may have under any United States federal or state securities laws.

14.                               Obligations of Loan Obligation Manager.  (a)  Unless otherwise required by a provision of the Indenture or this Agreement or by applicable law, the Loan Obligation Manager shall use all commercially reasonable efforts to ensure that no action is taken by it, and shall not intentionally or with negligent disregard take any action, which the Loan Obligation Manager knows or reasonably should know (i) could reasonably be expected to materially adversely affect the Issuer or the Co-Issuer for purposes of Cayman Islands law, Delaware law, United States federal or state law or any other law known to the Loan Obligation Manager to be applicable to the Issuer or the Co-Issuer, (ii) would not be permitted under the Issuer or the Co-Issuer’s Governing Documents, (iii) would require registration of the Issuer or the Co-Issuer or the Assets as an “investment company” under the Investment Company Act, (iv) would cause the Issuer or the Co-Issuer to violate the terms of the Indenture or any other agreement, representation or certification contemplated by or provided pursuant to the Indenture, (v) would cause the Issuer to fail to qualify as a Qualified REIT Subsidiary unless the Issuer has received an opinion of Clifford Chance US LLP or another nationally recognized tax counsel experienced in such matters that the Issuer will be treated as a foreign corporation that will not be treated as engaged in a trade or business in the United States for federal income tax purposes, (vi) would have a materially adverse United States federal or state income tax effect on the Issuer or (vii) would result in the Issuer entering into any “reportable transactions” in connection with the U.S. Internal Revenue Service tax shelter rules unless the Loan Obligation Manager notifies the Issuer immediately after entering into any such reportable transactions.

The Loan Obligation Manager shall not take any action that would cause the Issuer to be required to register as or become subject to regulatory supervision or other legal requirements under the laws of any country or political subdivision thereof as a bank, insurance company or finance company.  The Loan Obligation Manager shall not take any action that would cause the Issuer to be treated as a bank, insurance company or finance company for purposes of (i) any tax, securities law or other filing or submission made to any governmental authority, (ii) any application made to a rating agency or (iii) qualification for any exemption from tax, securities law or any other legal requirements.  The Loan Obligation Manager shall not cause the Issuer to hold itself out to the public as a bank, insurance company or finance company.  The Loan Obligation Manager shall not cause the Issuer to hold itself out to the public, through advertising or otherwise, as originating loans, lending funds, or making a market in loans, derivative financial instruments or other assets.  The Loan Obligation Manager shall not have any liability under this Section 14 for any action taken by the Loan Obligation Manager in good faith in reliance on information provided by the Issuers or the Trustee.

(b)                                 The Loan Obligation Manager to the extent required under the Indenture, and on behalf of the Issuer, shall:  (i) engage the services of an Independent certified accountant to prepare any United States federal, state or local income tax or information returns and any non-United States income tax or information returns that the Issuer may from time to time be required to file under applicable law (each a “Tax Return”), (ii) deliver, at least 30 days before any applicable due date upon which penalties and interest would accrue, each Tax Return, properly completed, to the Company Administrator for signature by an Authorized Officer of the Issuer and (iii) file or deliver such Tax Return on behalf of the Issuer within any applicable time limit with any authority or Person as required under applicable law.

(c)                                  Notwithstanding anything to the contrary herein, the Loan Obligation Manager or any of its Affiliates may take any action that is not specifically prohibited by the Indenture, this Agreement or applicable law that the Loan Obligation Manager or any Affiliate of the Loan Obligation Manager deems to be in its (or in its portfolio’s) best interest regardless of its impact on the Loan Obligations.

15.                               No Partnership or Joint Venture.  The Issuer and the Loan Obligation Manager are not partners or joint venturers with each other, and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.  The Loan Obligation Manager’s relation to the Issuer shall be that of an independent contractor and not a general agent.  Except as expressly provided in this Agreement and in the Indenture, the Loan Obligation Manager shall not have authority to act for or represent the Issuer in any way and shall not otherwise be deemed to be the Issuer’s agent.

16.                               Notices.  Any notice from a party under this Agreement shall be in writing and sent by answer-back facsimile or addressed and delivered or sent by certified mail, postage prepaid, return receipt requested, to the other party at such address as such other party may designate for the receipt of such notice.  Until further notice to the other party, it is agreed that the address of the Issuer for this purpose shall be:

Arbor Realty Commercial Real Estate Notes 2017-FL2, Ltd.

c/o MaplesFS Limited, P.O. Box 1093

Queensgate House

Grand Cayman, KY1-1102 Cayman Islands

Attention:  The Directors

Fax:  (345) 945-7100

Telephone:  (345) 945-7099

with a copy to the Loan Obligation Manager (as addressed below).

the address of the Loan Obligation Manager for this purpose shall be:

Arbor Realty Collateral Management, LLC

333 Earle Ovington Boulevard, 9th Floor

Uniondale, New York  11553

Attention:  Executive Vice President, Structured Securitization

Fax:  (212) 389-6573

Telephone:  (212) 389-6546

17.                               Succession; Assignment.  This Agreement shall inure to the benefit of, and be binding upon the successors to, the parties hereto.  Any assignment of this Agreement by operation of law or otherwise to any Person, in whole or in part, by the Loan Obligation Manager shall be deemed null and void unless:

(a)                                 if the assignee is an Affiliate of the Loan Obligation Manager, (i) such assignment would not constitute an “assignment” under the Adviser’s Act, (ii) the Rating Agency Condition is satisfied and (iii) the assignee has agreed in writing to assume all of the Loan Obligation Manager’s duties and obligations hereunder, and

(b)                                 if the assignee is not an Affiliate of the Loan Obligation Manager (i) such assignment is consented to in writing by the Issuer and a Majority of the most junior Class of Securities not 100% owned by the Loan Obligation Manager Related Parties (excluding in any such calculation any Securities held by the Loan Obligation Manager Related Parties), (B) the Rating Agency Condition is satisfied and (C) the assignee has agreed in writing to assume all of the Loan Obligation Manager’s duties and obligations, hereunder.

Any assignment consented to by the Issuer in accordance with Article 15 of the Indenture shall bind the assignee hereunder in the same manner as the Loan Obligation Manager is bound.  In addition, the assignee shall execute and deliver to the Issuer and the Trustee a counterpart of this Agreement naming such assignee as Loan Obligation Manager.  Upon the execution and delivery of such a counterpart by the assignee, the Loan Obligation Manager shall be released from further obligations pursuant to this Agreement, except with respect to the Loan Obligation Manager’s obligations arising under Section 13 of this Agreement prior to such assignment and except with respect to the Loan Obligation Manager’s obligations under the last sentence of Section 10 and Sections 7 and 12 hereof.

This Agreement shall not be assigned by the Issuer without the prior written consent of the Loan Obligation Manager and the Trustee (subject to the satisfaction of the Rating Agency Condition), except in the case of assignment by the Issuer to (i) an entity that is a successor to the Issuer permitted under the Indenture, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Issuer is bound hereunder and thereunder or (ii) the Trustee as contemplated by the Indenture (and, in connection therewith, the Loan Obligation Manager agrees to be bound by Article 15 of the Indenture).  In the event of any assignment by the Issuer, the Issuer shall use its best efforts to cause its successor to execute and deliver to the Loan Obligation Manager such documents as the Loan Obligation Manager shall consider reasonably necessary to effect fully such assignment.  The Loan Obligation Manager hereby consents to the assignment and other matters set forth in Article 15 of the Indenture.

18.                               No Bankruptcy Petition/Limited Recourse.  The Loan Obligation Manager covenants and agrees that, prior to the date that is one year and one day (or, if longer, the applicable preference period then in effect) after the payment in full of all Notes issued by the Issuer under the Indenture, the Loan Obligation Manager will not institute against, or join any other Person in instituting against, the Issuer (or any Permitted Subsidiary) or the Co-Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy, insolvency, reorganization or similar law of any jurisdiction; provided, however, that nothing in this provision shall preclude, or be deemed to stop, the Loan Obligation Manager from taking any action prior to the expiration of the aforementioned one year and one day period (or, if longer, the applicable preference period then in effect) in (x) any case or proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer, as the case may be, or (y) any involuntary insolvency proceeding filed or commenced against the Issuer or the Co-Issuer, as the case may be, by a Person other than the Loan Obligation Manager.  The Loan Obligation Manager hereby acknowledges and agrees that the Issuer’s obligations hereunder will be solely the corporate obligations of the Issuer, and the Loan Obligation Manager will not have recourse to any of the directors, officers, employees, shareholders or affiliates of the Issuer, or any members of the Advisory Committee, with respect to any claims, losses, damages, liabilities, indemnities or other obligations hereunder or in connection with any transaction contemplated hereby.  Notwithstanding any provision hereof, all obligations of the Issuer and any claims arising from this Agreement or any transactions contemplated by this Agreement shall be limited solely to the Loan Obligations and the other Assets payable in accordance with the Priority of Payments.  If payments on any such claims from the Assets are insufficient, no other assets shall be available for payment of the deficiency and, following liquidation of all the Assets, all claims against the Issuer and the obligations of the Issuer to pay such deficiencies shall be extinguished and shall not thereafter revive.  The Issuer hereby acknowledges and agrees that the Loan Obligation Manager’s obligations hereunder shall be solely the limited liability company obligations of the Loan Obligation Manager, and the Issuer shall not have any recourse to any of the members, managers, directors, officers, employees, shareholders or Affiliates of the Loan Obligation Manager with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby.  The provisions of this Section 18 shall survive the termination of this Agreement for any reason whatsoever.

19.                               Rating Agency Information. All information and notices required to be delivered to the Rating Agencies pursuant to this Agreement or requested by the Rating Agencies in connection herewith, shall first be provided in electronic format to the Information Agent in compliance with the terms of the Indenture (who shall post such information to the 17g-5 Website in accordance with Section 14.13 of the Indenture).

Each party hereto, insofar as it may communicate with any Rating Agency pursuant to any provision of this Agreement, each other party to this Agreement, agrees to comply (and to cause each and every sub-servicer, subcontractor, vendor or agent for such Person and each of its officers, directors and employees to comply) with the provisions relating to communications with the Rating Agencies set forth in this Section 19 and shall not deliver to any Rating Agency any report, statement, request or other information relating to the Notes or the Loan Obligations other than in compliance with such provisions.

None of the foregoing restrictions in this Section 19 prohibit or restrict oral or written communications, or providing information, between the Loan Obligation Manager, on the one hand, and any Rating Agency, on the other hand, with regard to (i) such Rating Agency’s review of the ratings, if any, it assigns to such party, (ii) such Rating Agency’s approval, if any, of such party as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s evaluation of such party’s servicing operations in general; provided, however, that such party shall not provide any information relating to the Notes or the Loan Obligations to any Rating Agency in connection with any such review and evaluation by such Rating Agency unless (x) borrower, property or deal specific identifiers are redacted; or (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded onto the 17g-5 Website.

20.                               Miscellaneous.  (a)  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflict of laws principles thereof.  With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably (i) submits to the nonexclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection that such party may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.  Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction, nor shall the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.  The Loan Obligation Manager irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to the Loan Obligation Manager at the office of the Loan Obligation Manager, 333 Earle Ovington Boulevard, 9th Floor, Uniondale, New York 11553, Attention:  Executive Vice President — Structured Securitization or such other address as the Loan Obligation Manager may advise the Issuer in writing.  The Issuer consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to CT Corporation System at 111 8th Avenue, New York, New York 10011 (and any successor entity), as its authorized agent to receive and forward on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and agrees that service of process upon CT Corporation System shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and shall be taken and held to be valid personal service upon it.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)                                 The captions in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c)                                  In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

(d)                                 This Agreement (including Exhibit A attached hereto) may be modified without the prior written consent of the Trustee or the Holders of Notes to correct any inconsistency or cure any ambiguity or mistake or to provide for any other modification that does not materially and adversely affect the rights of any Noteholder or holder of the Preferred Shares.  Any other amendment of this Agreement (including Exhibit A attached hereto) shall require the prior written consent of a Majority of each Class of Notes and a Majority of Preferred Shareholders that would be materially and adversely affected by such proposed amendment.

(e)                                  This Agreement constitutes the entire understanding and agreement between the parties hereto and supersedes all other prior and contemporaneous understandings and agreements, whether written or oral, between the parties hereto concerning this subject matter (other than the Indenture).

(f)                                   The Loan Obligation Manager hereby agrees and consents to the terms of Section 15.1(f) of the Indenture applicable to the Loan Obligation Manager and shall perform any provisions of the Indenture made applicable to the Loan Obligation Manager by the Indenture as required by Section 15.1(f) of the Indenture.  The Loan Obligation Manager agrees that all of the representations, covenants and agreements made by the Loan Obligation Manager herein are also for the benefit of the Trustee, the Noteholders and the Holder of the Preferred Shares.

(g)                                  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

(h)                                 The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.”

(i)                                     Subject to the last sentence of the penultimate paragraph of Section 1 hereof, in the event of a conflict between the terms of this Agreement and the Indenture, including with respect to the obligations of the Loan Obligation Manager hereunder and thereunder, the terms of this Agreement shall be controlling.

(j)                                    No failure or delay on the part of any party hereto to exercise any right or remedy under this Agreement shall operate as a waiver thereof, and no waiver shall be effective unless it is in writing and signed by the party granting such waiver.

(k)                                 This Agreement is made solely for the benefit of the Issuer, the Loan Obligation Manager and the Trustee, on behalf of the Noteholders and the Holder of the Preferred Shares a, their successors and assigns, and no other person shall have any right, benefit or interest under or because of this Agreement.

(l)                                     The Loan Obligation Manager hereby irrevocably waives any rights it may have to set off against the Assets.

(m)                             No Noteholder or Holder of any Preferred Share is a third party beneficiary under this Agreement for any purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the day and year first above written.

ARBOR REALTY COMMERCIAL REAL ESTATE NOTES 2017-FL2, LTD., as Issuer

By:
Name:
Title:

Loan Obligation Management
Agreement

ARBOR REALTY COLLATERAL MANAGEMENT, LLC,
as Loan Obligation Manager

By: Arbor Realty SR, Inc., its sole member

By:
Name:
Title:

Loan Obligation Management
Agreement

EXHIBIT A

Advisory Committee Guidelines

1.                                      General.

If, at any time after and excluding the Closing Date, the Loan Obligation Manager desires to direct a Restricted Transaction, before effecting such trade, it shall first present such Restricted Transaction to the Advisory Committee for (1) review and prior approval and (2) a determination by the Advisory Committee that such Restricted Transaction is on terms substantially as favorable to the Issuer as would be the case if such transaction were effected with Persons not so affiliated with the Loan Obligation Manager or any of its Affiliates.

2.                                      Composition of the Advisory Committee.

The Advisory Committee must be comprised of at least one person (which may be an individual or an entity), who is not an Affiliate of the Loan Obligation Manager (each such person, an “Independent Member”).

The Advisory Committee also may have one or more members appointed by the Loan Obligation Manager and employed by the Loan Obligation Manager or an Affiliate thereof (each such person, an “Affiliated Member”).

3.                                      Requisite Experience.

Each member of the Advisory Committee must at the time of appointment and at all relevant times thereafter have Requisite Experience.

The Loan Obligation Manager and the Issuer will have the right to accept a representation and warranty from a member regarding its Requisite Experience, in the absence of actual knowledge by a responsible officer of the Loan Obligation Manager to the contrary.

“Requisite Experience” means experience as a sophisticated investor, including, without limitation, in fixed income investing (directly and/or through investment vehicles) and/or substantial experience and knowledge in and of the commercial real estate loan market and related investment arenas, such that the relevant Advisory Committee member believes that it is capable of determining whether or not to participate in Advisory Committee decisions on the basis of the provisions described herein.  Such person need not be a professional loan investor or loan originator.

4.                                      Appointment of Initial Members of the Advisory Committee.

The initial members of the Advisory Committee may be appointed by the Loan Obligation Manager.

5.                                      Removal of Independent Members of the Advisory Committee; Replacement of Independent Members of the Advisory Committee.

A Majority of the Controlling Class (excluding any Notes held by the Loan Obligation Manager, any of its Affiliates or any funds (other than the Issuer) managed by the Loan Obligation Manager or its Affiliates) shall have the right to remove any member of the Advisory Committee.

Any replacement Independent Member must be approved by a Majority of the Controlling Class.

Any replacement Affiliated Member, if any, shall be appointed by the Loan Obligation Manager.

The Loan Obligation Manager will have the right to remove an Independent Member for “cause,” but such removal will be subject to the appointment of a successor Independent Member.  For this purpose, “cause” will be defined narrowly (in an agreement to be entered into between each member of the Advisory Committee and the Issuer) to mean failure to comply with the terms governing the Advisory Committee.

The Loan Obligation Manager will have the right to remove any Affiliated Member at any time and in its sole discretion (with or without cause), and such removal will not be subject to the appointment of any successor Affiliated Member.

6.                                      Term; Resignation of Members of the Advisory Committee.

Each member of the Advisory Committee will serve until it resigns, dies or is removed or until all of the Loan Obligations have been sold and the lien of the Indenture in respect thereto has been released.

Each member of the Advisory Committee will have the right to resign at any time, and such resignation will not be subject to the appointment of a replacement member.

7.                                      Approval Process.

If the Loan Obligation Manager wants the Issuer to consider a Restricted Transaction, the Loan Obligation Manager will give notice of the proposed Restricted Transaction to the members of the Advisory Committee.  The notice will contain the request by the Loan Obligation Manager for the Advisory Committee’s consent to the Restricted Transaction.  The notice will be accompanied by:

•                  an investment memorandum; and

•                  an underwriting analysis.

The investment memorandum (a) will be a reasonably detailed (anticipated to be approximately two pages) description of the proposed investment, the issuer thereof and related information and (b) will include information about the identity of any Affiliated Person involved in the proposed investment and the capacity in which it will be acting and a narrative about why, in the judgment of the Loan Obligation Manager, the investment is appropriate to be purchased or sold by the Issuer, as the case may be.  The notice will contain the Loan Obligation Manager’s offer to provide additional information as requested to the Advisory Committee.

8.                                      Unanimous Written Consent.

Regardless of the composition of the Advisory Committee, each Restricted Transaction must be approved in writing by each member of the Advisory Committee.

The members of the Advisory Committee are under no obligation to consent to a Restricted Transaction.

•                  If all of the members of the Advisory Committee approve a Restricted Transaction in writing, the Issuer will effect it at the option of the Loan Obligation Manager.

•                  If the members of the Advisory Committee notify the Loan Obligation Manager that the Advisory Committee will not approve the Restricted Transaction, the Issuer will not affect the Restricted Transaction.

If at any time the Advisory Committee does not have at least one Independent Member or any member does not have Requisite Experience, the Loan Obligation Manager will not be permitted to use the Advisory Committee to approve any Restricted Transaction.

9.                                      Indemnification; Compensation.

Each Independent Member shall receive arm’s length compensation by the Issuer for serving on the Advisory Committee as agreed between such member and the Issuer.  Any such payment shall be payable by the Issuer as part of its expenses in accordance with the Priority of Payments (or, in the case of any amounts due on the Closing Date, from the gross proceeds of the sale of the Notes).

Pursuant to an agreement to be entered into between each member of the Advisory Committee and the Issuer, each member of the Advisory Committee will be entitled to indemnification from the Issuer and broad exculpation provisions, i.e., no liability except for such member’s willful misconduct, fraud or gross negligence.